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                     August 24, 2022

       Steven Schoch
       Chief Financial and Accounting Officer
       23andMe Holding Co.
       349 Oyster Point Boulevard
       South San Francisco, California 94080

                                                        Re: 23andMe Holding Co.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2022
                                                            Form 10-K/A for
Fiscal Year Ended March 31, 2022
                                                            File No. 001-39587

       Dear Mr. Schoch:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences